UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 19, 2014

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant's telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

Jamba, Inc. (the “Company”), in furtherance of its plan to increase operational efficiency and reduce G&A costs, announced on December 19, 2014 that it would be implementing an additional reduction in the Company’s workforce of up to 23 employees based out of the Company’s support center in Emeryville, California. The reduction constitutes approximately 11% of the employees at the support center, and includes three Senior Vice Presidents and additional identified employees, including certain field employees responsible for operational supervision, recruiting, training, local marketing, and real estate matters.

The Company currently estimates that it will incur a total charge ranging between approximately $1.0 to $1.7 million in connection with the workforce reduction, up to approximately $1.25 million of which is related to severance payments and up to approximately $450 thousand of which is related to non-cash stock based compensation charges. The Company will take the cash charge in the fourth quarter of 2014, and expects to complete the workforce reduction by June 30, 2015. Although the Company believes that its estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: December 22, 2014	By:	/s/ Karen L. Luey
Karen L. Luey Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary